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                                                                    EXHIBIT 99.1

          GLENOIT CORPORATION AND ITS AFFILIATES RECEIVE FINAL COURT
              APPROVAL OF FINANCING EXTENSION THROUGH JUNE, 2001,
               CONTINUE THE RETENTION OF SENIOR EXECUTIVES, AND
                 RESTRUCTURE THEIR CURRENT BOARD OF DIRECTORS

     New York, NY, January 22, 2001--On January 17, 2001, Glenoit Corporation, its U.S. subsidiaries and its parent Glenoit Universal (collectively, "Glenoit") received final bankruptcy court approval of the extension of Glenoit's current financing facility, through June 29, 2001. This extension, which had already been approved on an interim basis last month, will provide Glenoit with up to $12.0 million in additional seasonal financing during that period. Consistent with its financial projections, Glenoit has already repaid all post-bankruptcy borrowings to date.

     In addition, the United States Bankruptcy Court for the District of Delaware has approved the continued employment of Glenoit's president and chief executive officer, Mr. Thomas J. O'Gorman. The Bankruptcy Court also approved Glenoit's retention of Carl Marks Consulting Group to serve as financial advisors and restructuring consultants during Glenoit's bankruptcy cases, effective immediately.

     Also effective immediately, Mr. P. Elliot Burnside has been appointed as the sole member of the board of directors for Glenoit and all of its domestic affiliates, and all of the former directors of Glenoit have resigned their positions. The majority of the former directors of Glenoit had, through their affiliates and at different times during the bankruptcy cases, made offers or inquires regarding a purchase of the Glenoit's operations. The appointment of Mr. Burnside as the sole director of Glenoit and its domestic affiliates will allow an independent party to evaluate any offers submitted in the future. Management of Glenoit has remained unaffected by these alterations to the board, and continues to operate Glenoit's businesses and govern Glenoit's affairs during the Chapter 11 cases.

     Headquartered in New York City, Glenoit Corporation is a domestic manufacturer of small rugs, knit pile fabrics and an importer and manufacturer of home products such as quilts, comforters, shams, shower curtains, table linens, pillows and pillowcases with operations in North Carolina, Ohio, California and Canada.